EXHIBIT 5.1
BLANKROME
1271 Avenue of the Americas |New York, NY 10020
blankrome.com

June 23, 2023

Remark Holdings, Inc.
800 S. Commerce Street
Las Vegas, Nevada 89106

Re:    Remark Holdings, Inc. Registration Statement on Form S-1
Dear Ladies and Gentlemen:

We have acted as counsel to Remark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, as amended through the date hereof (File No. 333-272747) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an aggregate of up to 15,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares may be issued (i) upon conversion of two subordinated convertible debentures (the “Debenture Shares”) in the original aggregate principal amount of $2,778,000 (the “Debentures”) issued to Ionic Ventures, LLC (“Ionic Ventures”), and (ii) pursuant to a purchase agreement (the “ELOC Shares”) dated as of October 6, 2022, as amended by that certain letter agreement, dated as of January 5, 2023, by and between the Company and Ionic Ventures (as amended, the “Purchase Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Debentures, (iii) the Purchase Agreement, (iv) resolutions adopted by the Board of Directors of the Company (the “Board”), (v) the amended and restated certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), (vi) the amended and restated bylaws of the Company (the “Bylaws”), and (vii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures.

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BLANKROME
Remark Holdings, Inc.
June 23, 2023

In making our examination of executed documents or documents to be executed, we have assumed that (i) the appropriate number of shares of Common Stock will be reserved for issuance of the Shares upon conversion of the Debentures and pursuant to the Purchase Agreement, as the case may be, and that there will be sufficient shares of Common Stock authorized but unissued under the Certificate of Incorporation and not otherwise reserved for issuance and such Shares will be issued for not less than the par value of the Common Stock; and (ii) at the time of the issuance of the Shares, the Company validly exists and is duly qualified and in good standing under the laws of the State of Delaware, its jurisdiction of incorporation, and has the necessary corporate power for such issuance and that the Certificate of Incorporation and then-operative Bylaws of the Company are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, we are of the opinion that:

1.The Debenture Shares, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and in the manner contemplated by the Registration Statement, will be duly and validly issued, fully paid, and nonassessable.

2.The ELOC Shares issuable pursuant to the Purchase Agreement, when sold, paid for and issued pursuant to the Purchase Agreement and upon receipt of payment of the purchase price thereof in accordance with the terms of the Purchase Agreement, and in the manner contemplated by the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME

BLANK ROME LLP

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